Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-263756, 333-262104, 333-234423, 333-217810 and 333-196296) and Form S-8 (Nos. 333-272310 and 333-216988) of Ready Capital Corporation, of our report dated March 1, 2023, relating to the consolidated financial statements of Broadmark Realty Capital Inc. (the “Company”) and the effectiveness of internal control over financial reporting of the Company appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022, filed with the Securities and Exchange Commission, and incorporated by reference in the Current Report on Form 8-K/A of Ready Capital Corporation.

/s/ Moss Adams LLP

Phoenix, Arizona

August 16, 2023